Exhibit 99.1

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper, Ilim Group Agree to Form 50:50 Joint Venture

IP to Purchase 50 Percent Stake in Ilim Holding S.A. for Approximately $650 Million

MEMPHIS, Tenn./USA and ST. PETERSBURG, Russia—Aug. 17, 2007—International Paper (NYSE: IP) and Ilim Holding S.A. have signed a definitive agreement to form a 50:50 joint venture, the largest foreign-domestic alliance in the Russian forest sector. The joint venture will operate as Ilim Group (Ilim).

“After extensive negotiations and due diligence, we remain impressed with Ilim’s performance and potential, and with demand growth in Russia and Asia for our key products,” International Paper Chairman and Chief Executive Officer John Faraci said. “Ilim has continued to strengthen its operations and substantially improve its profitability, and we’re investing at a good multiple and expect attractive returns. As we continue to transform International Paper, focusing on our global uncoated paper and packaging businesses, the joint venture with Ilim positions us very well within low-cost, high-growth markets in Russia and Asia.”

According to the terms of the agreement, International Paper will purchase 50 percent of Ilim Holding, S.A., for approximately $650 million, subject to certain conditions at closing. Ilim Holding has an enterprise value of approximately $1.6 billion, including debt, EBITDA of approximately $212 million for the first six months of 2007, and projected 2007 EBITDA of more than $400 million. The deal received approval from the Russian Federal Antimonopoly Service in June and is expected to close early in the fourth quarter of 2007.

“The alliance between International Paper and Ilim Group will allow us to create value by linking the unique capabilities each partner offers,” said International Paper Senior Vice President and President of IP Europe Mary Laschinger. “International Paper has been a committed part of the Russian forest products industry since 1999 through the ownership of our Svetogorsk Mill, and we look forward to the opportunity to grow the joint venture, while contributing to the development of a sustainable forest products industry in Russia.”

“We are pleased to announce the beginning of a new stage in the Group’s development,” said Ilim Group Chairman Zakhar Smushkin. “This alliance is an example of cooperation between

Russian and international companies toward effective development and processing of Russian forest resources.”

Mr. Smushkin continued, “I hope this alliance will not just give a powerful impetus toward Ilim Group’s development but will also open the way for the inflow of investment and know-how that our industry so badly needs. Our alliance is a response to global market challenges and the appeals from the Russian President and the Government of Russia. Cooperation sets the pace for increasing the share of value-added products in our industry and propels Russia to its well-deserved place in the global pulp and paper industry.”

Ilim Group operates the largest pulp and paper mills located in the European and Siberian regions of Russia. On July 1, 2007, the ownership of the mills (formerly, Ilim Pulp’s Kotlas Pulp and Paper Mill, Bratsk Wood Industrial Complex and Ust-Ilimsk Wood Industrial Complex) was consolidated under Russian open joint-stock company Ilim Group, a subsidiary of Ilim Holding. These mills produce annually more than 2.5 million tons of market pulp, uncoated papers and packaging. The joint venture will continue to operate this business.

A key element of the proposed joint venture strategy is a long-term investment program in which the joint venture would invest, through cash from operations and additional debt, approximately $1.5 billion in Ilim’s four mills over approximately five years. This unprecedented investment in the Russian pulp and paper industry would be used to upgrade equipment, increase production capacity and allow for new high-value uncoated paper, pulp and corrugated packaging product development.

The joint venture will be headquartered in St. Petersburg, Russia, and its board of directors will continue to be chaired by Mr. Smushkin and will include four members each from International Paper and Ilim Group. In addition, Ilim has accepted International Paper’s nomination of IP Senior Vice President Paul Herbert to be the joint venture’s CEO.

The pulp and paper mill that International Paper currently owns and operates in Svetogorsk, in Russia’s Leningrad region, will not be owned by the joint venture. Similarly, Ilim Pulp’s wood-products enterprises will not be integrated into the joint venture; instead Ilim plans to combine them to create Russia’s largest timber-processing holding company.

About International Paper

International Paper (NYSE:IP), founded in 1898, is a global uncoated paper and packaging company with primary markets and manufacturing operations in North America, Europe, Russia, Latin America, Asia and North Africa. Its uncoated papers and packaging businesses are complemented by xpedx, North America’s largest distributor of printing papers and graphics supplies and equipment. Headquartered in the United States, International Paper employs approximately 54,000 people in more than 20 countries, and serves customers worldwide. Annual sales are about $22 billion. International Paper partners with customers and environmental, academic, civic and governmental organizations, as well as landowners and harvesting professionals, to encourage responsible forest stewardship, improve the health and productivity of forestlands and increase recovery of our recyclable products. The company has a long-standing policy of using no wood from endangered forests. To learn more about International Paper, its products and commitment to economic, social and environmental sustainability, visit www.internationalpaper.com.

About Ilim Group

Ilim Group was registered in St. Petersburg on Sept. 27, 2006. In 2007, the Group was joined by Kotlas Pulp and Paper Mill, Bratsk Pulp and Containerboard Mill and Ust-Ilimsk Pulp and Paper Mill as the mills were converted to a single share. On July 2 Ilim Group started its activities as a unified company. Production assets of the Group are structured on the production and geographical basis and include the following business units: SevCBP

(Northern Pulp and Paper Production), SibCBP (Siberian Pulp and Paper Production), Consumer Packaging and Corrugated Packaging. The company also includes centralized service providers to the Group’s branches and subsidiaries. To learn more, visit http://www.ilimgroup.com

This press release may contain forward-looking statements. Ilim financial results and expected EBITDA are not based on U.S. Generally Accepted Accounting Principles. These statements reflect the current views of management of International Paper and Ilim and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the joint venture agreements without a significant change in the Company’s investment in the joint venture; (ii) the successful fulfillment (or waiver) of all conditions set forth in the joint venture agreements; (iii) the successful closing of the transaction within the estimated timeframe; (iv) the ability of the joint venture to finance and execute the long-term investment program; (v) pulp and paper industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in product mix and demand and pricing for the joint venture’s products; and (vi) supply and demand conditions and other economic factors affecting Russia, Eastern Europe and Asia, including changes in political conditions, changes in currency exchange rates and natural disasters. International Paper and Ilim undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in International Paper’s Securities and Exchange Commission filings.

International Paper Contacts:

Media, Amy Sawyer, +1 901 419 4312; Investors, Brian McDonald, +1 901 419 4957, or Ann-Marie Donaldson, +1 901 419 4967

Ilim Group Contacts:

Media Relations: Artem Savko, tel.: +7 921 905 88 85, or artem.savko@ilimpulp.ru